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                                                                    EXHIBIT 99.1

                                                      REPUBLIC CONTACTS
                                 Media Inquiries: Will Flower (954) 769-6392 Investor Inquiries: Tod Holmes (954) 769-2387
                                                      Ed Lang     (954) 769-3591

              REPUBLIC SERVICES, INC. INITIATES QUARTERLY DIVIDEND

FORT LAUDERDALE, FLA., JULY 30, 2003 - Republic Services, Inc. (NYSE: RSG) announced today that its Board of Directors has initiated a quarterly cash dividend of $0.06 per share, to be payable October 15, 2003, to shareholders of record at the close of business on September 30, 2003, reflecting the Company's growing long-term value.

"The initiation of a dividend signals the Board's confidence in Republic's strong business model, solid balance sheet, and consistent ability to generate substantial and predictable cash flow," said James E. O'Connor, Chairman and CEO. "Our future cash flow gives us the financial flexibility to fund growth, continue our share repurchase program and provide our shareholders with a cash dividend."

Republic Services, Inc. is a leading provider of solid waste collection, transfer and disposal services in the United States. The Company's operating units are focused on providing solid waste services for commercial, industrial, municipal and residential customers.

Certain statements and information included herein constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied, in or by such forward-looking statements. Such factors include, among other things, whether the Company's estimates and assumptions concerning its selected balance sheet accounts, final capping, closure, post-closure and remediation costs, available airspace, and projected costs and expenses related to the Company's landfills and property and equipment, and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate, and various factors that will impact the actual business and financial performance of the Company such as competition and demand for services in the solid waste industry; the Company's ability to manage growth; compliance with, and future changes in, environmental regulations; the Company's ability to obtain approval from regulatory agencies in connection with expansions at the Company's landfills; the ability to obtain financing on acceptable terms to finance the Company's operations and growth strategy and for the Company to operate within the limitations imposed by financing arrangements; the ability of the Company to repurchase common stock at prices that are accretive to earnings per share; the Company's dependence on key personnel; general economic and market conditions including, but not limited to, inflation and changes in commodity pricing, fuel, labor and other variable costs that are generally not within the control of the Company; dependence on large, long-term collection contracts; dependence on acquisitions for growth; risks associated with undisclosed liabilities of acquired businesses; risks associated with pending legal proceedings; and other factors contained in the Company's filings with the Securities and Exchange Commission.

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